                                                                   EXHIBIT 99(a)

                BANK OF BOSTON REPORTS FOURTH QUARTER NET INCOME
                       OF $142 MILLION OR $1.17 PER SHARE
                              17% ABOVE PRIOR YEAR
             1995 NET INCOME OF $541 MILLION, 24% ABOVE PRIOR YEAR

          BOSTON, January 18, 1996 -- Bank of Boston Corporation (NYSE: BKB) reported today fourth quarter net income of $142 million, or $1.17 per common share on a fully diluted basis. This compares with $140 million, or $1.15 per share, in the third quarter of 1995 and $121 million, or $1.01 per share in the fourth quarter of 1994. Net income for the full year of 1995 was $541 million, or $4.43 per share, compared with net income of $435 million, or $3.61 per share, for 1994.

      Fourth quarter highlights were (amounts shown for the fourth quarter of 1995 are before special items discussed below):

     . Total revenues grew to $707 million on a fully taxable equivalent basis, compared with $689 million in the prior quarter and $634 million in the fourth quarter of 1994. Full year revenues grew by 15% to $2,714 million;

     . On a fully taxable equivalent basis, operating income (before credit costs) improved to $308 million in the fourth quarter, compared with $298 million in the prior quarter and $256 million in the fourth quarter of 1994. Full year operating income grew by 25% to $1,154 million;

     . Operating ratio improved to 56.5% in the fourth quarter. This compares with 56.7% in the prior quarter and 59.6% in the fourth quarter of 1994;

     . Nonaccrual loans and OREO declined to $359 million at December 31, 1995, compared with $417 million at September 30, 1995 and $441 million at December 31, 1994. The ratio of nonaccrual loans and OREO to related assets was 1.2% in the current quarter, 1.3% in the prior quarter and 1.4% in the fourth quarter of 1994;

     . Return on average common equity was 16.74% in the fourth quarter of 1995, compared with 17.13% in the prior quarter and 16.86% in the fourth quarter of 1994. Return on average assets was 1.22% in the fourth quarter of 1995, 1.23% in the prior quarter and 1.08% in the fourth quarter of 1994.

     In addition to the highlights discussed above, other fourth quarter actions taken by the Corporation were:

     . As a result of the quarter's declining rate environment, recognized $67 million of gains (net of increased servicing amortization) from contracts used to manage prepayment risk in the mortgage servicing portfolio;

     . Recognized a net gain of $20 million from the previously announced sale of its corporate trust business;

     . Strengthened loan loss reserves by recording a special $25 million loan loss provision, bringing the total provision to $75 million for the quarter. As a result, reserve coverage grew to 238% of nonaccrual loans and 2.4% of total loans;

     . Recorded charges of $28 million related mainly to the exiting, reorganizing and downsizing of certain business and corporate staff units;

     . As part of a program to remove low return assets from the balance sheet, recognized a loss of $17 million from the transfer of $1.3 billion of low yielding residential mortgage loans into a held for sale account, substantially all of which were sold by December 31. In addition, recognized $17 million of charges associated with certain investments and other assets.

Net interest revenue

     Net interest revenue, on a fully taxable equivalent basis, was $447 million for the fourth quarter of 1995, compared with $441 million in the prior quarter and $435 million for the same period in 1994. On this same basis, net interest margin was 4.35% for the fourth quarter of 1995, compared with 4.39% in both the
third quarter of 1995 and fourth quarter of last year.   For full year 1995, net
interest revenue, on a fully taxable equivalent basis, was $1,751 million, compared with $1,559 million for full year 1994 (excluding special revenue earned in Brazil as discussed below). On this same basis, net interest margin was 4.45% in 1995 and 4.09% in 1994.

     The $6 million increase in net interest revenue from the prior quarter and the $12 million increase from the fourth quarter of 1994 were due to growth in dividends from venture capital investments, higher amounts of interest recoveries and income from lease residuals, and a greater volume of average earning assets. The absence of a tax-related adjustment to the leveraged lease portfolio in the third quarter also contributed to the increase from that period. These factors were partially offset by higher domestic funding costs due, in part, to the aggressive marketing of a new savings deposit product, and narrower spreads in Latin America. The overall effect of these items resulted in a modest decline in consolidated margin in the quarterly comparisons. The growth in average earning assets reflected higher amounts of securities, as well as increases in average loans from the consumer lending and Latin American businesses, partially offset by lower levels of domestic commercial loans and residential mortgages.

     Net interest revenue and margin increased $192 million and 36 basis points, respectively, from full year 1994. The improvement in net interest revenue reflected an increase of over $1 billion in average earning assets as higher levels of domestic consumer loans, Latin American loans, and securities were partially offset by lower levels of domestic commercial loans. In addition, wider spreads from domestic and Latin American operations contributed to the improvements in both net interest revenue and margin.

     The Corporation's full year 1994 results included approximately $20 million ($11 million after-tax, or 10 cents per share) of incremental net interest revenue from Brazilian operations. This revenue resulted from the Corporation successfully positioning itself to take advantage of interest rate movements during the initial phase of Brazil's new economic program and, as such, was viewed as a special item.

Noninterest income

     Noninterest income is composed of the following:


   Third
 Quarter                                                               Fourth Quarter            Twelve Months
 -------                                                               ---------------           --------------
    1995    (in millions)                                               1995    1994   Change   1995    1994    Change
    ----                                                                -----   -----  ------   ------  ------  ------
     $118   Financial service fees                                       $186    $105     $81     $523    $396    $127
       58   Trust and agency fees                                          49      53      (4)     217     201      16
        7   Trading profits and commissions                                 8       0       8       22      16       6
        1   Securities portfolio gains, net                                 2       3      (1)       9      14      (5)
       25   Mezzanine/venture capital profits, net                         45       2      43      110      30      80
       15   Foreign exchange trading profits, net                          14      11       3       57      42      15
       25   Other income                                                  (11)     25     (36)      58     102     (44)
    -----                                                               -----   -----   -----   ------   -----   -----
      249      Subtotal                                                   293     199      94      996     801     195

            Gains from sales of businesses:
        0    Corporate Trust business                                      20       0      20       20       0      20
        0    Maine/Vermont bank subsidiaries                                0       0       0       75       0      75
        0    Domestic factoring business                                    0       0       0        0      27     (27)
    -----                                                               -----   -----   -----   ------   -----   -----
     $249      Total                                                     $313    $199    $114   $1,091    $828    $263
    =====                                                               =====   =====   =====   ======   =====   =====

Financial service fees

     The components of financial service fees are as follows:

   Third
 Quarter                                                                Fourth Quarter            Twelve Months
   -----                                                                ---------------           --------------
    1995    (in millions)                                               1995    1994   Change   1995    1994    Change
   -----                                                                -----   -----  ------   -----   -----   ------
    $ 22    Mortgage servicing fees, net                                 $ 93    $ 17     $76     $163    $ 57    $106
      29    Deposit fees                                                   29      33      (4)     117     126      (9)
      18    Letters of credit and acceptance fees                          16      17      (1)      69      61       8
      20    Loan-related fees                                              20      16       4       70      60      10
      29    Other                                                          28      22       6      104      92      12
   -----                                                                -----   -----   -----    -----   -----   -----
    $118       Total                                                     $186    $105     $81     $523    $396    $127
   =====                                                                =====   =====   =====    =====   =====   =====

     Noninterest income (before gains from sales of businesses) increased $44 million from the third quarter of 1995 and $94 million from the fourth quarter of 1994. Compared with the full year of 1994, noninterest income (before business sale gains) grew $195 million.

     As a result of the fourth quarter's declining interest rate environment, the Corporation recognized $67 million of gains (net of increased servicing amortization) from the increase in the market value of contracts used to manage prepayment risk in the mortgage servicing portfolio. Excluding these gains, net mortgage servicing fees increased $4 million from the prior quarter, $9 million from the fourth quarter of 1994 and $39 million from full year 1994 reflecting growth in the servicing portfolio. The servicing portfolio was $42 billion at December 31, 1995, compared with $40 billion at September 30, 1995 and $38 billion at December 31, 1994. In December 1995, the Corporation announced its agreement to form a joint venture with two equity partners into which it will contribute its mortgage banking business for cash and a 45% interest in the new mortgage banking entity. The transaction is expected to close during the first half of 1996.

     The decline in deposit fees from prior year periods primarily reflected the first quarter 1995 sales of the Corporation's banking subsidiaries in Maine and Vermont.

     Letter of credit and acceptance fees improved in the full year comparison reflecting higher fees from operations in Brazil and Asia.

     The growth in loan-related and other financial service fees from prior year periods included, in part, higher syndication and advisory fees, reflecting the Corporation's increased emphasis on the capital markets business.

     The declines in trust and agency fees from the prior quarter and the fourth quarter of 1994 reflected the sale of the Corporation's corporate trust business and the transfer of its stock transfer business into a joint venture. Both of these transactions closed at the beginning of the fourth quarter of 1995. Excluding the effect of these transactions, trust and agency fees increased by $3 million from the prior quarter and $7 million from the fourth quarter of 1994 mainly as a result of higher fees from the Brazilian mutual fund business. In addition, the growth in these mutual fund fees was also primarily responsible for the $16 million increase in the full year comparison, partially offset by the absence of fourth quarter 1995 fees from the corporate trust and stock transfer businesses discussed above. Mutual funds under management in Brazil increased to $2.5 billion at December 31, 1995 from $1.7 billion at December 31, 1994.

     Compared with prior year periods, trading account profits benefited from higher profits associated with international securities trading.

     Mezzanine/venture capital profits showed improvement in all prior period comparisons as a result of a high level of sales activity, including large gains from two individual sale transactions. The size of the portfolio managed by the Corporation's private equity investing business was approximately $550 million at December 31, 1995.

     Foreign exchange profits were higher compared with 1994 periods as increases were posted by the Argentine, Asian and domestic treasury businesses.

     The declines in other income from all prior periods principally reflected the effect of two fourth quarter 1995 special items: (1) a loss of $17 million from the transfer of $1.3 billion of low yielding residential mortgage loans into a held for sale account, substantially all of which were sold by December 31 and (2) $17 million of valuation-related charges associated with certain investments and other assets, including assets being retained by the Corporation as a result of the mortgage banking joint venture. Excluding these two items, other income declined $2 million from both the prior quarter and the fourth quarter of 1994 and $10 million from the full year 1994 reflecting, in part, the absence of gains from the sale of mortgage servicing rights. In addition, the decline from the full year 1994 also reflected the absence of net gains recorded during the first quarter of 1994 from the sale of securities originally acquired in connection with loan restructurings.

Noninterest expense
     The components of noninterest expense are as follows:

   Third
 Quarter                                                   Fourth Quarter            Twelve Months
 -------                                                   --------------            -------------
    1995   (in millions)                                      1995   1994   Change    1995    1994   Change
 -------                                                     -----  -----  -------  ------  ------  -------
    $233   Employee costs                                     $227   $213     $14     $897    $813      $84
      61   Occupancy & equipment                                61     59       2      241     230       11
      13   Professional fees                                    13     13       0       50      54       (4)
      (1)  FDIC insurance premiums                               2     13     (11)      24      51      (27)
      85   Other                                                96     80      16      349     288       61
   -----                                                     -----  -----    ----   ------  ------     ----
             Noninterest expense, before reorganization,
     391      acquisition, and OREO-related costs              399    378      21    1,561   1,436      125
       0   Reorganization and other charges                     28      0      28       28       0       28
       0   Acquisition-related charges                           0      0       0        0      21      (21)
       2   OREO costs                                            2      4      (2)       9      22      (13)
   -----                                                     -----  -----    ----   ------  ------      ----
    $393      Total                                           $429   $382     $47   $1,598  $1,479      $119
   =====                                                     =====  =====    ====   ======  ======      ====

     Noninterest expense, before reorganization, acquisition and OREO-related costs, was $399 million in the fourth quarter of 1995, compared with $391 million in the prior quarter and $378 million for the same quarter in 1994.

     The $6 million decline in employee costs from the third quarter included the effect of the corporate trust sale and the joint venture of the stock transfer business, partially offset by higher incentive compensation and a full quarter's effect of a wage increase negotiated with the employee union in
Brazil.   Compared with prior year periods, the growth in employee costs mainly reflected higher levels of incentive compensation, merit increases and higher expenses from the Corporation's Latin American, consumer finance, and capital markets growth businesses.

     The $11 million increase in occupancy and equipment from full year 1994 was the result of higher expenses from international operations, mainly Latin America.

     The decline in FDIC expense from prior year periods reflected a reduction in the FDIC assessment, effective in June of 1995. The increase from the prior quarter resulted from the absence of a rebate for the month of June, which was recorded during the third quarter.

     Other expense increased from prior periods as a result of growth and new business development in the Latin American and personal banking businesses. These increases included higher levels of advertising and marketing expense, including increases related to new retail deposit products, the Corporation's re-entry into the credit card business, introduction of a home banking product, and customer surveys. In addition, growth in travel expenses also contributed to the increases from all prior periods. Compared with prior year periods, other expense was also affected by increases in goodwill amortization, software costs and communications expense.

     During the fourth quarter of 1995, the Corporation recorded $28 million of charges related mainly to the exiting, reorganizing and downsizing of certain business and corporate staff units. Included within these charges were expenses related to reorganizations underway in the European business, corporate banking, and various other units, along with the closing of the Luxembourg office. In addition and in accordance with accounting guidelines, a charge was included for an expected change in the participation by mortgage banking employees in the Corporation's post-retirement and pension plans resulting from the joint venture of that business. The $21 million of acquisition-related charges recorded in 1994 related to the acquisitions of BankWorcester and Pioneer Financial.

Credit Profile
Loan and Lease Portfolio
     The segments of the lending portfolio are as follows:

                                                       12-31-95    9-30-95    6-30-95    3-31-95    12-31-94
  (in millions)                                       ---------   --------   --------   --------   ---------
  United States Operations:
    Commercial, industrial and financial              $  11,439   $ 11,789   $ 11,907   $ 11,684   $  11,805
    Commercial real estate
      Construction                                          336        412        327        355         354
      Other commercial real estate                        2,272      2,303      2,489      2,645       3,141
    Consumer-related loans
      Secured by 1-4 family residential properties        3,861      4,978      4,752      4,635       5,004
      Other                                               3,397      3,131      2,834      2,603       2,462
    Lease financing                                       1,409      1,373      1,356      1,350       1,366
    Unearned income                                        (216)      (216)      (211)      (216)       (216)
                                                      ---------   --------   --------   --------   ---------
                                                         22,498     23,770     23,454     23,056      23,916
                                                      ---------   --------   --------   --------   ---------
  International Operations:
    Loans and leasefinancing, net of unearned
      income                                              8,569      7,921      7,934      7,383       7,089
                                                      ---------   --------   --------   --------   ---------
  Total loans and lease financing                     $  31,067   $ 31,691   $ 31,388   $ 30,439   $  31,005
                                                      =========   ========   ========   ========   =========

     Loans and leases declined $624 million from September 30, reflecting the transfer of $1.3 billion of low yielding residential mortgage loans into a held for sale account, substantially all of which were sold by December 31. This action was taken in connection with a program to remove low return assets from the Corporation's balance sheet, which also accounts for the decline in the commercial and industrial and real estate portfolios. These declines were partially offset by an increase in consumer loans driven mainly by Ganis Credit Corp. and the Corporation's re-entry into the credit card business. In addition, international loans increased as a result of growth experienced by various Latin American units.

Nonaccrual Loans and OREO

     Nonaccrual loans and OREO amounted to $359 million at December 31, 1995, compared with $417 million at September 30, 1995 and $441 million at December 31, 1994. The decline from the third quarter included the payoff of several domestic commercial loans and a decrease in the inflow of new loans placed on nonaccrual. Nonaccrual loans and OREO represented 1.2% of related assets at December 31, 1995, compared with 1.3% at September 30, 1995 and 1.4% at December 31, 1994.

     The components of consolidated nonaccrual loans and OREO are as follows:


 (in millions)                                         12-31-95   9-30-95   6-30-95   3-31-95   12-31-94
                                                      ---------  --------  --------  --------  ---------
  Domestic nonaccrual loans:
    Commercial, industrial and financial                    $66      $105      $106      $111       $113
    Commercial real estate
      Construction                                           24        23        16        20         13
      Other commercial real estate                           78        82        85        97        106
    Consumer-related loans
      Secured by 1-4 family residential properties           43        46        45        45         44
      Other                                                  32        30        21        21         24
                                                        -------    ------    ------    ------    -------
                                                            243       286       273       294        300
                                                        -------    ------    ------    ------    -------

  International nonaccrual loans                             66        69        66        57         65
                                                        -------    ------    ------    ------    -------
      Total nonaccrual loans                                309       355       339       351        365
  OREO                                                       50        62        78        71         76
                                                        -------    ------    ------    ------    -------
      Total                                                $359      $417      $417      $422       $441
                                                        =======    ======    ======    ======    =======

Provision and Reserve for Credit Losses

     The reserve for credit losses at December 31, 1995 was $736 million, or 2.37% of outstanding loans and leases, compared with $704 million, or 2.22% at September 30, 1995, and $680 million, or 2.19% at December 31, 1994. The reserve for credit losses was 238% of nonaccrual loans at December 31, 1995, 198% at September 30, 1995, and 186% at December 31, 1994.

     The provision for credit losses was $75 million for the fourth quarter of 1995, including a special provision of $25 million, compared with $45 million in the third quarter and $35 million in the fourth quarter of 1994. For full year 1995, the provision for credit losses was $250 million, compared with $130 million in the previous year. Full year 1995 included special provisions of $75 million ($50 million recorded in the first quarter and $25 million recorded in the fourth quarter). The special provisions reflected management's intent to further strengthen the Corporation's loan loss reserve, and recognition of the growth in the Corporation's Latin American and consumer loan portfolios.

     Net credit losses were $44 million for the fourth quarter of 1995, compared with $39 million for the prior quarter and $31 million for the comparable period last year. Net credit losses as a percent of average loans and leases on an annualized basis were .55% in 1995's fourth quarter, compared with .49% for the third quarter of 1995 and .40% for the fourth quarter of 1994.

     Net credit losses were as follows:

   Third
 Quarter                                                        Fourth Quarter       Twelve Months
 -------                                                       ---------------      --------------
    1995     (in millions)                                       1995     1994      1995     1994*
    ----                                                         ----     ----      ----     -----
             Domestic
   $   6      Commercial, industrial and financial             $   6     $   4     $  30     $  14
       5      Commercial real estate                               7         8        32        33
              Consumer-related loans
       5       Secured by 1-4 family residential properties        5         5        17        12
      11       Other                                              16         7        45        37
   -----                                                       -----     -----     -----     -----
      27       Subtotal                                           34        24       124        96
      12     International                                        10         7        44        30
   -----                                                       -----     -----     -----     -----
   $  39       Total                                           $  44     $  31     $ 168     $ 126
   =====                                                       =====     =====     =====     =====

* Excludes $119 million of credit losses related to the transfer of assets to the accelerated disposition portfolio.

The Corporation

     Bank of Boston Corporation, with assets of $47 billion, is a focused financial institution engaged primarily in commercial and consumer banking in southern New England, financing to selected corporations and individuals nationally and internationally, and indigenous banking in Latin America. New England's only global bank, the Corporation and its subsidiaries operate through a network of 500 offices across the U.S. and through more than 100 offices in 23 countries in Latin America, Europe and Asia, the third largest overseas network of any U.S. bank. The Corporation's common and preferred stocks are listed on the New York and Boston stock exchanges.

                           Consolidated Balance Sheet

(dollars in millions)
  September 30                                                                 December 31
  ------------                                                    ------------------------
          1995                                                         1995           1994
       -------                                                      -------        -------
                   Assets
                    Securities:
        $1,765       Held to maturity                               $   628        $ 1,703
         3,277       Available for sale                               4,999          2,997

        31,691      Loans and lease financing                        31,067         31,005
          (704)     Reserve for credit losses                          (736)          (680)
       -------                                                      -------        -------
        30,987       Net loans and lease financing                   30,331         30,325


         3,637      Other earning assets                              4,598          3,524
         6,417      Cash and other nonearning assets                  6,841          6,081
       -------                                                      -------        -------
       $46,083       Total Assets                                   $47,397        $44,630
       =======                                                      =======        =======

                   Liabilities and Stockholders' Equity
       $30,009      Deposits                                        $30,948        $31,356
         8,720      Funds borrowed                                    8,763          6,360
         2,059      Notes payable                                     2,139          2,169
         1,702      Other liabilities                                 1,796          1,603
       -------                                                      -------        -------
        42,490       Total Liabilities                               43,646         41,488
       -------                                                      -------        -------

                   Stockholders' Equity
           508      Preferred equity                                    508            508
         3,085      Common equity                                     3,243          2,634
       -------                                                      -------        -------
         3,593       Total Stockholders' Equity                       3,751          3,142
       -------                                                      -------        -------
       $46,083       Total Liabilities and Stockholders' Equity     $47,397        $44,630
       =======                                                      =======        =======

                           Selected Average Balances

 Quarter Ended                                                    Quarters Ended    Twelve Months Ended
  September 30                                                       December 31            December 31
 -------------                                                  ----------------      -----------------
          1995                                                     1995     1994          1995     1994
 -------------                                                  -------  -------      --------  -------
                   Assets
       $31,625      Loans and lease financing                   $31,763  $31,076       $31,116  $29,790
         4,824      Securities                                    5,247    4,435         4,724    3,510
        39,867      Total earning assets                         40,707   39,349        39,391   38,145
        45,185      Total assets                                 46,233   44,400        44,612   43,061
                   Liabilities and Stockholders' Equity
        24,476      Interest bearing deposits                    25,354   25,263        24,559   24,301
         4,792      Noninterest bearing deposits                  4,949    5,182         4,742    5,000
       -------                                                  -------  -------       -------  -------
        29,268       Total deposits                              30,303   30,445        29,301   29,301
         2,065      Notes payable                                 2,109    2,141         2,092    2,069
        35,220      Total interest bearing liabilities           35,975   34,598        34,818   33,550
         3,022      Common stockholders' equity                   3,154    2,621         2,938    2,515
         3,530      Total stockholders' equity                    3,662    3,129         3,446    3,023


                        Consolidated Statement of Income

(dollars in millions, except per share amounts)
  Quarter Ended                                                                Quarters Ended             Twelve Months Ended
   September 30                                                                  December 31                    December 31
  -------------                                                           ------------------         ----------------------
           1995                                                               1995      1994              1995          1994
           ----                                                           --------  --------          --------    ----------
       $1,113.1    Interest income                                        $1,069.6  $1,071.4          $4,319.4      $3,718.8
          673.7    Interest expense                                          627.8     638.0           2,578.2       2,146.2
       --------                                                           --------  --------          --------      --------
          439.4     Net interest revenue                                     441.8     433.4           1,741.2       1,572.6
           45.0    Provision for credit losses                                75.0      35.0             250.0         130.0
       --------                                                           --------  --------          --------      --------
                    Net interest revenue after provision
          394.4      for credit losses                                       366.8     398.4           1,491.2       1,442.6
       --------                                                           --------  --------          --------      --------
                   Noninterest income:
          117.6     Financial service fees                                   186.2     105.5             522.6         396.1
           58.2     Trust and agency fees                                     48.9      53.1             217.1         201.6
            6.6     Trading profits and commissions                            8.3       (.1)             22.1          15.8
             .8     Securities portfolio gains, net                            1.9       2.5               9.1          13.6
           65.4     Other income                                              67.9      37.6             320.3         200.9
       --------                                                           --------  --------          --------      --------
          248.6       Total noninterest income                               313.2     198.6           1,091.2         828.0
       --------                                                           --------  --------          --------      --------
                   Noninterest expense:
          191.1     Salaries                                                 188.8     177.8             735.8         665.3
           41.5     Employee benefits                                         38.6      35.1             161.5         147.6
           35.6     Occupancy expense                                         35.3      34.4             140.3         134.6
           25.2     Equipment expense                                         25.4      24.9             100.4          96.0
           97.8     Other expense                                            110.9     105.6             422.8         392.1
       --------                                                           --------  --------          --------      --------
          391.2       Subtotal                                               399.0     377.8           1,560.8       1,435.6
              0     Reorganization and other charges                          28.2         0              28.2             0
              0     Acquisition-related charges                                  0         0                 0          21.4
            2.0     OREO costs                                                 2.0       4.1               8.7          22.3
       --------                                                           --------  --------          --------      --------
          393.2       Total noninterest expense                              429.2     381.9           1,597.7       1,479.3
       --------                                                           --------  --------          --------      --------

          249.8    Income before income taxes and extraordinary item         250.8     215.1             984.7         791.3
          109.9     Provision for income taxes                               108.4      94.3             443.7         349.4
       --------                                                           --------  --------          --------      --------
          139.9    Income before extraordinary item                          142.4     120.8             541.0         441.9
                   Extraordinary loss from early extinguishment of debt,
              0     net of tax                                                   0         0                 0          (6.6)
       --------                                                           --------  --------          --------      --------
       $  139.9    NET INCOME                                             $  142.4  $  120.8          $  541.0      $  435.3
       ========                                                           ========  ========          ========      ========

                   Per Common Share:
                    Income before extraordinary item:
       $   1.17      Primary                                              $   1.18  $   1.04          $   4.55      $   3.79
       $   1.15      Fully diluted                                        $   1.17  $   1.01          $   4.43      $   3.67
                    Net income:
       $   1.17      Primary                                              $   1.18  $   1.04          $   4.55      $   3.73
       $   1.15      Fully diluted                                        $   1.17  $   1.01          $   4.43      $   3.61
       $    .37     Dividends declared                                    $    .37  $    .27          $   1.28      $    .93

                   Average number of common shares, in thousands:
        111,865         Primary                                            112,285   107,108           110,716       106,730
        113,803         Fully diluted                                      114,036   111,831           113,560       111,427

       $    9.4    Preferred dividends                                    $    9.4  $    9.4          $   37.5      $   37.5




                                   Other Data

(dollars in millions, except per share amounts)
   Quarter Ended                                                                    Quarters Ended     Twelve Months Ended
    September 30                                                                       December 31             December 31
    ------------                                                                       -----------             -----------
            1995                                                                  1995        1994        1995        1994
            ----                                                                 -----       -----       -----       -----
                     Return on average total assets (annualized):
           1.23%        Net income                                               1.22%       1.08%       1.21%       1.01%
           1.23%        Net income before extraordinary item                     1.22%       1.08%       1.21%       1.03%

                     Return on average common equity (annualized):
           17.13%       Net income                                              16.74%       16.86%      17.14%     15.82%
           17.13%       Net income before extraordinary item                    16.74%       16.86%      17.14%     16.13%

          $440.9     Net interest revenue, fully taxable equivalent basis      $446.7       $435.4    $1,751.0   $1,578.9

                     Net interest margin
           4.39%        Consolidated                                             4.35%        4.39%       4.45%      4.14%*
           4.43%        Domestic (estimated)                                     4.51%        4.61%       4.58%      4.34%
           4.27%        International (estimated)                                3.98%        3.78%       4.10%      3.54%*

* Excluding $20 million of special net interest revenue from Brazil in the third quarter of 1994, consolidated and international net interest margin would have been 4.09% and 3.34%, respectively.



                              Number of Employees

                                    Dec 31    Sept 30    Dec 31
                                      1995       1995      1994
                                    ------    -------    ------
Full time equivalent employees      17,881     18,340    18,355


                                    Capital

(DOLLARS IN MILLIONS, EXCEPT
 PER SHARE AMOUNTS)

September 30                                                                  December 31
------------                                                         --------------------
        1995                                                              1995       1994
        ----                                                          --------   --------
                Common stockholders' equity:
      $3,085    Common stockholders' equity                             $3,243     $2,634
     112,159    Common shares outstanding, in thousands                112,086    106,547
                Per common share:
      $27.50     Book value                                             $28.93     $24.72
      $47.63     Market value                                           $46.25     $25.88

                Regulatory capital:
                Risk-based capital ratios:                            Estimate
         7.8%     Tier 1 capital ratio (minimum required 4.00%)            8.0%       7.0%
        12.7%     Total capital ratio (minimum required 8.00%)            12.8%      12.2%
         7.3%   Leverage ratio                                             7.4%       6.5%
      $3,294    Tier 1 capital                                          $3,391     $2,874
      $5,346    Total capital                                           $5,447     $4,974
     $41,969    Total risk-adjusted assets                             $42,514    $40,786


                           Reserve for Credit Losses

(dollars in millions)
Quarter Ended                                                         Quarters Ended  Twelve Months Ended
September 30                                                             December 31          December 31
------------                                                        ----------------    -----------------
        1995                                                          1995      1994       1995      1994
      ------                                                        ------    ------    -------   -------
      $691.9     Beginning balance                                  $704.4    $676.5     $680.2    $770.3

         6.3     Reserve of acquired companies                           0         0        6.3      24.7
           0     Reserve of bank subsidiaries sold                       0         0      (32.7)        0

        45.0     Provision for credit losses                          75.0      35.0      250.0     130.0

       (54.8)    Credit losses                                       (63.2)    (50.0)    (229.9)   (193.8)
        16.0     Recoveries                                           19.3      18.7       61.6      68.0
      ------                                                        ------    ------    -------   -------
       (38.8)      Net credit losses                                 (43.9)    (31.3)    (168.3)   (125.8)

                 Credit losses on exposure transferred to accelerated
           0       disposition portfolio                                 0         0          0    (119.0)
      ------                                                        ------    ------    -------   -------

      $704.4     Ending balance                                     $735.5    $680.2     $735.5    $680.2
      ======                                                        ======    ======    =======   =======

        2.22%    Reserve as a % of loans and leases                   2.37%     2.19%      2.37%     2.19%
      ======                                                        ======    ======    =======   =======

         198%    Reserve as a % of nonaccrual loans                    238%      186%       238%      186%
      ======                                                        ======    ======    =======   =======


                               Renegotiated Loans

(IN MILLIONS)

                          1994                            1995
                        Fourth   First  Second   Third  Fourth
                           Qtr     Qtr     Qtr     Qtr     Qtr
                        ------   -----  ----------------------

Renegotiated loans         $68     $43     $29     $27     $27
                           ===     ===     ===     ===     ===
